Exhibit 10.9

EMPLOYMENT AGREEMENT

THIS AGREEMENT is made effective as of the 22nd day of May, 2006, by and among Compression Polymers Holding Corporation, a Delaware corporation (“CPH”),  and its wholly owned subsidiary, Compression Polymers Corp., a Delaware corporation (“CPC”) (CPH and CPC collectively, “Employer”), and Ray Terwilliger (“Executive”).

RECITALS

WHEREAS, Executive desires to be employed by Employer;

WHEREAS, Employer desires to employ Executive and to utilize his management services as indicated herein, and Executive has agreed to provide such management services to Employer; and

WHEREAS, as a condition precedent and a material inducement for Employer to enter into this Agreement, Executive has agreed to execute this Agreement and the Noncompetition Agreement among Employer, Executive and the other parties thereto, dated as of the date hereof (the “Noncompetition Agreement”), and be bound by the provisions herein and therein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:

PROVISIONS

1.             Term and Duties.  Employer hereby agrees to employ Executive as Senior Vice President — People Services, commencing on July 1, 2006 (the “Start Date”) and continuing for a period of three (3) years (the “Initial Term”) or until terminated in accordance with this Section 1 or Section 5.  Unless terminated by written notice delivered at least thirty (30) days prior to the expiration of the Initial Term, Executive’s employment shall continue for successive one (1) year terms (each one (1) year term hereinafter referred to as a “Subsequent Term” and together with the Initial Term, the “Term”) until terminated by written notice delivered at least thirty (30) days prior to the expiration of the Subsequent Term.  Subject to the provisions of this Agreement, during the Term, Executive shall devote his best efforts and abilities to the performance of Executive’s duties on behalf of Employer and to the promotion of its interests consistent with and subject to the direction and control of the Board of Directors of Employer (the “Board”) and the Chief Executive Officer of Employer.  Executive shall devote substantially all of his business time, energies, attention and abilities to the operation of the business of Employer and shall not be actively involved in any other trade or business or as an employee of any other trade or business.

2.             Compensation During Term.

(a)           Base Compensation.  In consideration of the services to be rendered by Executive during the Term of this Agreement, Employer shall pay to Executive, in the aggregate, $160,000 per year (“Base Compensation”), payable bi-weekly and pro-rated for any partial employment period.

(b)           Incentive Bonus.  Subject only to the limitations set forth in this Agreement, Executive shall be eligible to receive an annual incentive bonus (pro-rated for 2006) (the “Incentive Bonus”) based upon the achievement of certain budget and individual performance goals related to Employer’s (i) EBITDA, (ii) working capital, (iii) capital expenditures and/or (iv) such other performance criteria as the Compensation Committee of the Board (the “Compensation Committee”) shall determine.  Such goals shall be determined by the Compensation Committee in consultation with the Chief Executive Officer of the Employer.  For the 2006 fiscal year, Executive’s target bonus shall be 37.5% of his Base Compensation.

(c)           Signing Bonus.  As soon as practicable following the Start Date, Employer shall pay Executive a one-time signing bonus of $80,000 (the “Signing Bonus”); provided, that, if Executive terminates his employment pursuant to Section 5(c) during the first twelve (12) months of his employment with Employer, Executive shall immediately repay to Employer a pro-rata portion of the Signing Bonus equal to the product of $80,000 and a fraction, the numerator of which is the number of days employed in such twelve (12) month period and the denominator of which is 365.

(d)           Promotion.  In its sole discretion, the Board may promote Executive to Chief Operating Officer.  If such promotion occurs, thereafter (i) Executive’s Base Compensation will be $200,000, (ii) Executive’s target bonus will be 50% of Base Compensation and (iii) Executive will be eligible to purchase one hundred (100) Class B or economically equivalent units of Compression Polymers Holding I LP (“CPH I”) pursuant to a subscription agreement between Executive and CPH I to be entered into at the time of such promotion.

3.             Equity Participation.              On the Start Date, Executive shall purchase one hundred (100) Class B units of CPH I pursuant to and in accordance with the terms of the subscription agreement between Executive and CPH I attached hereto as Exhibit A.

4.             Benefits.

(a)           Executive shall be eligible to participate in such benefit programs offered by Employer (other than bonus plans), such as health, dental, life insurance, vision, vacations and 401(k), as are offered to similarly-situated employees (except in the case of equity-based incentive plans where awards are subject to Board (or committee thereof) approval) and in each case no less favorable than the terms of benefits generally available to the employees of Employer (based on seniority and salary level), subject in each case to the generally applicable terms and conditions of the plan, benefit or program in question.

(b)           During the Term, Executive shall be authorized to incur necessary and reasonable travel, entertainment and other business expenses in connection with his duties hereunder.  Employer shall reimburse Executive for such expenses upon presentation of an itemized account and appropriate supporting documentation, all in accordance with the generally applicable policies; provided the Board’s written approval shall be required prior to Executive’s incurring $10,000 of expenses in any one instance or $20,000 of expenses in the aggregate.

5.             Termination.  Executive’s employment shall terminate upon the first to occur of the following (each a “Termination Date”):

(a)           The expiration of the Term;

(b)           Executive’s death or disability (mentally, physically or emotionally), so that Executive cannot substantially perform his duties hereunder for a period of ninety (90) consecutive days or for one hundred eighty (180) days during any 365-day period during the Term;

(c)           Executive’s voluntary termination of his employment for any reason, upon not less than 10 business days’ written notice to Employer; or

(d)           Employer’s termination of Executive’s employment with or without Cause (as hereinafter defined).

6.             Termination Payments.

(a)           Except as otherwise provided herein, Executive’s Base Compensation and other benefits (it being understood that no Incentive Bonus shall be payable), if any, shall terminate on the Termination Date.

(b)           Upon termination of Executive’s employment without Cause, Employer shall be obligated, in lieu of any other remedies available to Executive, to pay Executive (A) an amount equal to his then current Base Compensation (the “Termination Payment”), plus (B) all earned but unpaid amounts payable to Executive under this Agreement (the “Accrued Payment”).  Employer’s obligation to make the Termination Payment shall be conditioned upon (i) Executive’s continued compliance with the Noncompetition Agreement and (ii) Executive’s execution, delivery and non-revocation of a valid and enforceable general release of claims in a form reasonably acceptable to Employer (the “Release”).  Subject to Section 6(e), the Termination Payment shall be paid in installments on Employer’s regular payroll dates occurring during the twelve (12)

month period immediately following the effectiveness of the Release.  Subject to Section 6(e), the Accrued Payment shall be paid within thirty (30) days following the Termination Date.

(c)           In the event of a termination of Executive’s employment pursuant to Section 5(a) or 5(b), Employer shall pay to Executive, his estate or legal representative, as the case may be, the Accrued Amount.

(d)           Any termination of the Term shall not adversely affect or alter Executive’s rights under any employee benefit plan of Employer in which Executive, at the date of termination, has a vested interest, unless otherwise provided in such employee benefit plan or any agreement or other instrument attendant thereto.

(e)           If Executive is a “specified employee” for purposes of Section 409A of the Internal Revenue Code of 1986, as amended, any payments required to be made pursuant to this Section 6 which are subject to Section 409A shall not commence until six months from the Termination Date, with the first payment to be equal to the aggregate amount that would have been paid to Executive under this Section 6 during the first six months immediately following the Termination Date had this Section 6(e) not been applicable.

7.             Definitions.           “Cause” as used herein shall mean Executive’s (i) commission of an act which constitutes common law fraud, embezzlement (other than occasional, customary and de minimis use of Employer’s property for personal purposes) or a felony, an act of moral turpitude, or of any tortious or unlawful act causing material harm to Employer’s business, standing or reputation, (ii) gross negligence on the part of Executive in the performance of his duties hereunder, (iii) breach of his duty of loyalty or care to Employer, (iv) other misconduct that is materially detrimental to Employer; (v) ongoing refusal or failure to perform Executive’s duties or the deliberate and consistent refusal to conform to or follow any reasonable policy adopted by the Board, in each case after receiving written notice describing his noncompliance and being given a five (5) business days opportunity to cure (to the extent curable) such non-compliance; or (vi) material breach by Executive of this Agreement, the Noncompetition Agreement or any other agreement with or for the benefit of Employer to which Executive is a party or by which Executive is bound, which is not cured (to the extent curable) within five (5) business days following written notice from Employer.

8.             Consideration.  Executive acknowledges and agrees that the consideration set forth in the recitals to this Agreement and the rights and benefits hereunder are all and singularly valuable consideration which are sufficient for any or all of Executive’s covenants set forth herein or in the Noncompetition Agreement.

9.             No Prior Agreements.  Executive represents and warrants that his performance of all the terms of this Agreement does not and shall not breach any fiduciary or other duty or any covenant, agreement or understanding (including, without limitation, any agreement relating to any proprietary information, knowledge or data acquired in confidence, trust or otherwise) to which he is a party or by the terms of which he may be bound.  Executive further covenants and agrees not to enter into any agreement or understanding, either written or oral, in conflict with the provisions of this Agreement.

10.           Notices.  All notices, requests, consents and demands by the parties hereto shall be delivered by hand, by confirmed facsimile transmission, by recognized national overnight courier service or by deposit in the United States mail, postage prepaid, by registered or certified mail, return receipt requested, addressed to the party to be notified at the addresses set forth below:

if to Executive:

Ray Terwilliger

1509 Wyoming Avenue

Forty Fort, P.A. 18704

if to Employer:

c/o AEA Investors LLC

Park Avenue Tower

65 East 55th Street

New York, NY  10022

Attn:  Sanford Krieger

with copy to:

Fried, Frank, Harris, Shriver and Jacobson LLP

One New York Plaza

New York, NY  10004-1980

Attn:  Chris Ewan

Notices shall be effective immediately upon personal delivery or facsimile transmission, one (1) business day after deposit with an overnight courier service or three (3) business days after the date of mailing thereof.  Other notices shall be deemed given on the date of receipt.  Any party hereto may change the address specified herein by written notice to the other parties hereto.

11.           Entire Agreement.  This Agreement cancels and supersedes any and all prior agreements and understandings between the parties hereto with respect to the obligations of Executive, whether oral or written, including any offer letter.  This Agreement and the Noncompetition Agreement constitute the entire agreement between the parties with respect to the matters herein provided, and no modifications or waiver of any provision hereof shall be effective unless in writing and signed by Employer and Executive.

12.           Binding Effect.  All of the terms and provisions of this Agreement shall be binding upon the parties hereto and its or his heirs, executors, administrators, legal representatives, successors and assigns, and inure to the benefit of and be enforceable by Employer and its successors and assigns, except that the duties and responsibilities of Executive hereunder are of a personal nature and shall not be assignable or delegable in whole or in part.

13.           Severability.  In the event that any provision of this Agreement or application thereof to anyone or under any circumstance is found to be invalid or unenforceable in any jurisdiction to any extent for any reason, such invalidity or unenforceability shall not affect any other provision or application of this Agreement which can be given effect without the invalid or unenforceable provision or application and shall not invalidate or render unenforceable such provision or application in any other jurisdiction.

14.           Remedies; Waiver.  No remedy conferred upon Employer by this Agreement is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to any other remedy given hereunder or now or hereafter existing at law or in equity.  No delay or omission by Employer in exercising any right, remedy or power hereunder or existing at law or in equity shall be construed as a waiver thereof, and any such right, remedy or power may be exercised by the party possessing the same from time to time and as often as may be deemed expedient or necessary by such party in its sole discretion.

15.           Counterparts.  This Agreement may be executed in several counterparts, each of which is an original and all of which shall constitute one instrument.  It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.

16.           Governing Law.  The validity, interpretation, construction, performance and enforcement of this Agreement shall be governed by the laws of the State of New York, without application of conflict of laws principles.

17.           Headings.  The captions and headings contained in this Agreement are for convenience only and shall not be construed as a part of the Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

COMPRESSION POLYMERS HOLDING CORPORATION

By:	/s/ JOHN R. LOYACK
Name: John R. Loyack
Title: President

COMPRESSION POLYMERS CORP.

By:	/s/ JOHN R. LOYACK
Name: John R. Loyack
Title: President

EXECUTIVE

/s/ RAY TERWILLIGER
Ray Terwilliger